Exhibit 21.1
List of Subsidiaries

As of December 31, 2015, the following entities are subsidiaries of FXCM Inc.:

Name of Subsidiary	State of Organization
FXCM Holdings, LLC (67.9% owned)	Delaware
FXCM Newco, LLC	Delaware
FXCM Global Services, LLC(1)	Delaware
Forex Capital Markets LLC	Delaware
Forex Trading L.L.C.	Delaware
Yozma LLC	Delaware
Lucid Markets US LLC	Delaware
FastMatch Inc. (34.8% owned)	Delaware
Lucid Markets LLP	England and Wales
FXCM UK Holdings Limited	England and Wales
FXCM UK Group Limited	England and Wales
FXCM Systems, LLC	Delaware
FXCM Partners, LLC	Delaware
FXCM Seoul, LLC	South Korea
FXCM Asia Pacific Pty Ltd.	Australia
Forex Capital Markets Limited	England and Wales
FXCM Australia Limited	New Zealand
Famous Group International Limited	Hong Kong
Technementals Technology (Shenzhen) Co., Ltd.	China
Technementals Technologies (Bulgaria) EAD	Bulgaria
Financial Horizons Capital, LLC	Delaware
Horizons Funding, LLC	Delaware
ODL Group Limited	England and Wales
Tradency Inc. (22.1% owned)	British Virgin Islands
Online Courses, LLC	Delaware
FXCM DMCC	UAE
Salex Holding SRL (33.0% owned)	Italy
FXCM Bullion Limited	Hong Kong
Orchid Hill Consulting Limited	Hong Kong
FXCM Consulting Limited	China
V3 Markets, LLC (50.1% owned)	Delaware
Faros Trading, LLC (50.1% owned)	Delaware
FXCM Markets Limited	Bermuda
FXCM UK Merger Limited	England
Lucid Markets Trading Limited (50.1% owned)	England
(1) FXCM Global Services, LLC became a subsidiary of FXCM Inc. effective January 1, 2016